Exhibit 10.6 SECOND AMENDMENT TO LEASE AGREEMENT THIS SECOND AMENDMENT TO OFFICE LEASE (this “Amendment”) is made and entered into effective as of the 1st day of June, 2022 (the “Effective Date”), by and between Griffin (Lincolnshire) Essential Asset REIT II, LLC, a Delaware limited liability company (“Landlord”), as successor-in-interest to The Northwestern Mutual Life Insurance Company (“Original Landlord”), and Zebra Technologies Corporation, a Delaware corporation (“Tenant”). A. Original Landlord and Tenant entered into that certain Office Lease dated November 15, 2013 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of June 9, 2014 (the “First Amendment”; collectively, the “Lease”), pursuant to which Tenant currently leases approximately 283,257 rentable square feet (the “Premises”) of the building commonly known as Three Overlook Point located at Three Overlook Point, Lincolnshire Corporate Center, Lincolnshire, Illinois 30069 (the “Building”). B. Landlord has succeeded to all right, title and interest of Original Landlord under the Lease. Date”). C. The Lease is currently scheduled to expire on November 30, 2026 (the “Prior Expiration D. Landlord and Tenant desire to extend the term of the Lease and otherwise modify the Lease as set forth below. NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows: 1. Recitals. The recitals set forth above are hereby incorporated into and made a material part of this Amendment. Capitalized terms used but not otherwise defined herein shall have the same meanings ascribed to them in the Lease. 2. Extension of Term. The term of the Lease is hereby extended for sixty-eight (68) months (the “Extended Term”) such that the Expiration Date (herein called the “Extended Expiration Date”) for the Premises shall be July 31, 2032. All of the terms and conditions of the Lease shall be applicable during the Extended Term, except as is otherwise provided in this Amendment. 3. Base Rent for the Premises. Tenant shall continue to pay Base Rent as set forth in the Lease through May 31, 2022. Commencing on June 1, 2022 (the “Lease Restructure Date”), the Base Rent charts in (a) the Schedule of Significant Terms in the Original Lease and (b) Section 3(a) of the First Amendment are no longer applicable and instead Tenant shall pay Base Rent for the entire Premises in the following monthly installments at the following times and in the same manner and place as is required under the Lease, as amended hereby: Time Period: Annual Base Rent Per Monthly Installments of Rentable Square Foot Annualized Base Rent Base Rent

6/1/22 – 5/31/23	$15.37	$4,353,660.12	$362,805.01
6/1/23 – 5/31/24	$15.75	$4,461,297.72	$371,774.81
6/1/24 – 5/31/25	$16.14	$4,571,768.04	$380,980.67
6/1/25 – 5/31/26	$16.54	$4,685,070.84	$390,422.57
6/1/26 – 5/31/27	$16.95	$4,801,206.12	$400,100.51*
6/1/27 – 5/31/28	$17.37	$4,920,174.12	$410,014.51
6/1/28 – 5/31/29	$17.80	$5,041,974.60	$420,164.55
6/1/29 – 5/31/30	$18.25	$5,169,440.28	$430,786.69
6/1/30 – 5/31/31	$18.71	$5,299,738.44	$441,644.87
6/1/31 – 5/31/32	$19.18	$5,432,869.32	$452,739.11
6/1/32 – 7/31/32	$19.66	$5,568,832.68	$464,069.39

*Notwithstanding the foregoing or Section 4 below provided no Event of Default exists under the Lease, Tenant's obligation to pay Base Rent, Tax Adjustment and Expense Adjustment for the Premises shall be abated for the months of December, 2026, January, 2027, and February, 2027 (the "Abatement Period"). Upon Landlord's acceptance of a subsequent cure of the Event of Default, however, Tenant shall be entitled to the foregoing abatement for the next calendar month occurring after such cure, not to exceed the monetary amount of abatement attributable to the Abatement Period. Notwithstanding such abatement of Base Rent, Tax Adjustment and Expense Adjustment, all other sums due under the Lease, as amended hereby, shall be payable as provided in the Lease, as amended hereby.

4. Additional Rent. Tenant shall continue to pay Additional Rent in accordance with the Lease during the Extended Term.

5. Rent Payment Address. Notwithstanding anything contained in the Lease, Tenant shall pay Rent to Landlord either via Automated Clearing House transfer arranged with Landlord, by wire transfer to such payment address as Landlord shall specify, or by check at such other place as Landlord may specify, and any other address or account information provided in the Lease is hereby deleted in its entirety. Landlord shall provide Tenant at least thirty (30) days prior written notice in the event of any change in the method of payment or payment address.

6. Signage. In addition to Tenant's existing signage rights, provided Tenant is leasing and occupying at least 283,000 rentable square feet in the Building, and provided Tenant obtains and maintains at Tenant's expense all necessary public and private permits, licenses and approvals, Tenant shall have the non-exclusive right to install and maintain, at its sole cost and expense, one (1) tenant identification exterior sign on the Building in the approximate location and of the approximate size depicted on Exhibit A attached hereto, subject to the following terms and conditions:

(a) The location, design, construction, size and all other aspects of such signage and the installation thereof shall be as set forth on Exhibit A attached hereto or otherwise as approved by Landlord in writing in advance, which approval shall not be unreasonably withheld, conditioned or delayed.

(b) The expense of installing, constructing, insuring, maintaining, replacing and removing the sign shall be the sole cost and expense of Tenant and shall be paid directly by Tenant, including, without limitation, any metering and other electric costs for signage illumination. Tenant shall be responsible for all costs and expenses associated with such signage and Tenant shall promptly repair any damage to the Building resulting from the installation, construction, maintenance or removal of such signage, normal wear and tear excepted. Tenant shall maintain such signage in a first class manner. If Tenant does not so maintain such signage, and does not

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3 commence to cure such failure to maintain within thirty (30) days after written notice from Landlord and thereafter diligently complete such cure or contest in good faith Landlord’s notice of such failure to maintain within such thirty (30) days after Landlord’s notice, Landlord shall do so on Tenant’s behalf and Tenant shall pay Landlord for such maintenance at Building-standard rates.

4 (c) If installation requires access to another tenant's suite or the Building engineer's office, a security officer or the Building engineer shall be required to be on-site during such installation at the sole cost and expense of Tenant. Tenant’s sign contractor shall be subject to Landlord’s approval (not to be unreasonably withheld, conditioned or delayed) and Tenant’s sign contractor must comply with Landlord’s rules and regulations for the Building. (d) Tenant hereby agrees to indemnify and hold Landlord harmless for any cost, expense, loss or other liability associated with the installation, construction, maintenance and removal of the sign. (e) If Tenant requests any assignment or subletting of the Lease, Tenant's rights with respect to the sign as contained herein shall not be transferable or assignable to an assignee or subtenant without the express prior written consent of Landlord which consent may be granted, withheld or conditioned in Landlord's sole and absolute discretion. For avoidance of doubt, Tenant's rights hereunder are assignable to a Permitted Transferee; provided, however, Landlord may object to transfer of the signage rights hereunder (but not to the Permitted Transfer itself) to an entity with a character and reputation that, in Landlord’s sole discretion, is not consistent with a first class office building. (f) Upon the expiration or earlier termination of the Lease or Tenant’s signage right, unless otherwise directed by Landlord, Tenant shall promptly remove the signage, restore the Building's façade to remove any trace of Tenant's signage, ordinary wear and tear and casualty damage excepted, and repair any damage to the Building caused by such removal. (g) Landlord makes no representation or warranty whether Tenant will be able to obtain required third party public and private approvals. 7. Extension Option. Tenant shall continue to have one (1) of the Renewal Options granted by Section 44 of the Original Lease. The Renewal Term shall continue to be five (5) years. The Renewal Exercise Deadline shall be as set forth in Section 44(b) of the Lease. The Renewal Term would run from August 1, 2032 through July 31, 2037. 8. Landlord’s Notice Address. Landlord’s Address for Notices in the Schedule of Significant Terms portion of the Original Lease is amended to substitute the following current notice addresses for Landlord: Griffin (Lincolnshire) Essential Asset REIT II, LLC c/o Griffin Realty Trust Attention: Asset Manager 1520 East Grand Avenue El Segundo, California 90245 with a copy to: Griffin (Lincolnshire) Essential Asset REIT II, LLC c/o Griffin Realty Trust Attention: General Counsel 150 North Riverside Plaza, Suite 1950 Chicago, Illinois 60606 9. Condition of Premises.

5 (a) Tenant is in possession of the Premises and accepts the same in its current “AS-IS” “WHERE IS” condition without any other agreements, representations, understandings or obligations on the part of Landlord to fund any allowance, perform any alterations, repairs or improvements as of the Lease Restructure Date, except as hereinafter provided. Nothing contained in the foregoing shall be deemed or construed as releasing Landlord from any of its maintenance, repair or replacement obligations or any of its obligations to provide services as set forth in this Lease. (b) Provided no Event of Default exists, Landlord shall provide to Tenant a “Construction Allowance” equal to Ten Dollars ($10.00) times the rentable square footage of the Premises for Tenant to perform certain alterations in the Premises. Tenant shall comply with all of the requirements of Section 6 of the Original Lease and all other applicable provisions of the Lease in connection with such alterations. Tenant shall carry insurance in accordance with the requirements set forth in the Lease and shall perform the alterations in accordance with any Landlord pre-approved plans and specifications required by the terms of Section 6 of the Original Lease and any material change to any such Landlord approved plans shall be subject to Landlord’s prior written approval, and not to be unreasonably withheld, conditioned or delayed. If Tenant manages the construction, then in lieu of the three percent (3%) fee required by said Section 6, Tenant shall reimburse Landlord for reasonable out of pocket costs incurred by Landlord in connection with plan review in the event that Tenant’s work causes Landlord to engage third party expert for review, such as structural or MEP engineering review. The three percent (3%) fee shall be payable if Tenant requests Landlord to manage the construction, and the Construction Allowance may be used to pay some or all of the Landlord’s fee. At Landlord’s request, Tenant shall provide Landlord copies of the applicable contracts and other project documents (and change orders) associated with any work following completion of said work. (c) A portion of the Construction Allowance, not to exceed fifty percent (50%) of the Construction Allowance, may be used by Tenant to pay for furniture, fixtures and equipment (the “FF&E”) for the Premises as requested by Tenant in writing. Should Tenant elect to use a portion of the Construction Allowance to pay for FF&E, then at Landlord’s request Tenant and Landlord must execute a mutually agreeable letter agreement, which shall confirm the exact amount of the Construction Allowance that will be used to pay for FF&E. (d) No advance of the Construction Allowance shall be made by Landlord until Tenant has first paid to the contractors from Tenant’s own funds (and provided reasonable evidence thereof to Landlord) the anticipated amount, if any, of Tenant’s projected total construction costs. For avoidance of doubt, if a particular Tenant project is less than the total Construction Allowance, Tenant may make a request to Landlord for reimbursement of such costs at the conclusion of the applicable project. Tenant and Landlord recognize and agree that the Construction Allowance may be used for a single large project or a series of smaller projects and further agree that in no event shall Landlord reimburse Tenant for more than the Construction Allowance. Following receipt by Landlord of the following items: (a) a request for payment with a sworn statement identifying all contractors, subcontractors and suppliers engaged to perform work and provide supplies, (b) final or partial lien waivers, as the case may be, from all contractors, subcontractors and suppliers performing work or supplying or fabricating materials for Tenant’s alterations, fully executed, acknowledged and in recordable form, and (c) evidence of governmental approval of Tenant’s work (if required by law) (collectively, a “Completed Application for Payment”), Landlord shall pay to Tenant the Construction Allowance, in whole or in part. Landlord shall pay the amount requested in the applicable Completed Application for Payment to Tenant within 30 days following Tenant’s submission of the Completed Application for Payment. If, however, the Completed Application for Payment is incomplete or incorrect, Landlord shall notify Tenant in writing of the deficiency, and Landlord’s payment of such request shall be deferred until 30 days following Landlord’s receipt of the corrected Completed Application for Payment. Notwithstanding anything to the contrary contained in this section, Landlord shall not be obligated to make any disbursement of the Construction Allowance during

6 the pendency of any of the following (i.e. until the issue has been cured): (1) Landlord has received written notice of any unpaid claims relating to any portion of Tenant’s work or materials in connection therewith, other than claims which will be paid in full from such disbursement, (2) there is an unbonded lien outstanding against the Building or the Premises or Tenant’s interest therein by reason of work done, or claimed to have been done, or materials supplied or specifically fabricated, claimed to have been supplied or specifically fabricated, to or for Tenant or the Premises, (3) the conditions to the advance of the Construction Allowance are not satisfied, or (4) an Event of Default exists. No portion of the Construction Allowance may be used as a credit against rent. In the event Tenant does not pay Tenant’s share of the total construction costs, if any, in full to Landlord when due or to the contractors as provided in the first sentence of this Section 9(d), Landlord may offset and reduce any rent abatement provided to Tenant by this Amendment in order to pay to Landlord the unpaid amount, without limitation of Landlord’s other rights and remedies and without waiving Landlord’s right to collect interest and late fees for late payment. (e) Any portion of the Construction Allowance that remains unrequested or improperly requested by Tenant for the costs of the work within three (3) years following the Lease Restructure Date shall be deemed forfeited with no further obligation by Landlord with respect thereto and shall be the sole and exclusive property of Landlord. 10. Deletions. Sections 40 and 42 of the Original Lease are hereby deleted. 11. Brokers. Tenant represents that Tenant has not dealt with any broker, agent or finder in connection with this Amendment other than Jones Lang LaSalle Midwest, LLC (the “Brokers”), whose commission shall be paid by Landlord pursuant to separate written agreement, and Tenant agrees to indemnify and hold Landlord harmless from all damages, judgments, liabilities and expenses (including reasonable attorneys’ fees) arising from any claims or demands of any broker, agent or finder other than the Brokers with whom Tenant has dealt for any commission or fee alleged to be due in connection with its participation in the procurement of Tenant or the negotiation with Tenant of this Amendment. 12. Binding Effect. This Amendment shall not be binding until executed and delivered by both Landlord and Tenant. 13. Electronic Counterparts. This Amendment may be executed in any number of electronic (facsimile or PDF) counterparts, any one of which shall be an original, but all of which together shall be one and the same instrument. Each party agrees that the electronic signatures, whether digital or encrypted, of the parties included in this Amendment are intended to authenticate this writing and to have the same force and effect as manual signatures. Electronic signature means any sound, symbol or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record including facsimile, PDF or email electronic signatures. All parties shall execute manual originals of this Amendment upon request. 14. Estoppel. Tenant hereby represents, warrants and agrees that: to Tenant's knowledge, (i) there exists no breach, default or event of default by Landlord under the Lease, or any event or condition which, with the giving of notice or passage of time or both, would constitute a breach, default or event of default by Landlord under the Lease; (ii) the Lease continues to be a legal, valid and binding agreement and obligation of Tenant; and (iii) Tenant has no current offset or defense to its performance or obligations under the Lease. Landlord hereby represents, warrants and agrees that: to Landlord's knowledge, (i) there exists no breach, default or event of default by Tenant under the Lease, or any event or condition which, with the giving of notice or passage of time or both, would constitute a breach, default or event of default by Tenant under the Lease; (ii) the Lease continues to be a legal, valid and binding agreement and obligation of

7 Landlord; and (iii) Landlord has no current offset or defense to its performance or obligations under the Lease. 15. No Representations. Landlord and Landlord's agents have made no representations or promises, express or implied, in connection with this Amendment, except as expressly set forth herein, and Tenant has not relied on any representations except as expressly set forth herein. 16. OFAC. Tenant represents and warrants to Landlord that (1) Tenant is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, "Specially Designated National," "Blocked Person," or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and (2) Tenant is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation. Tenant agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorney's fees and costs) arising or related to any breach of the foregoing representation and warranty. 17. Miscellaneous. This Amendment sets forth the entire agreement with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. As modified by this Amendment, the Lease is hereby ratified and confirmed, and shall remain in full force and effect. In the event of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall control. Headings used in this Amendment are for convenience only and shall not serve to limit, expand or otherwise alter the terms of this Amendment. [remainder of page intentionally left blank; signature page follows]

S-1 IN WITNESS WHEREOF, Landlord and Tenant have executed this Second Amendment to Office Lease as of the date first above written. LANDLORD: Griffin (Lincolnshire) Essential Asset REIT II, LLC, a Delaware limited liability company By: GRT OP, L.P., a Delaware limited partnership, its sole member By: Griffin Realty Trust, Inc., a Maryland corporation, its general partner By: Name: Its: TENANT: Zebra Technologies Corporation, a Delaware corporation By: Name: Its: